Exhibit 99.2

Hill International, Inc.

One Commerce Square

2005 Market Street, 17th Floor

Philadelphia, PA 19103

Tel: 215-309-7700

www.hillintl.com

February 4, 2016

Via E-Mail

Phillip Goldstein

Principal

Bulldog Investors, LLC

250 Pehle Avenue, Suite 708

Saddle Brook, NJ 07663

Dear Mr. Goldstein:

We are writing to you on behalf of the entire Board of Directors (the “Board”) of Hill International, Inc. (“Hill”) in response to your letter, dated December 21, 2015, “urg[ing] the Board to establish a committee of independent directors (and engage independent counsel) to assess all strategic alternatives to maximize shareholder value for Hill.”  Our Board has concluded that acceptance of your recommendation is not in the best interests of Hill or its stockholders at this time, and our Board authorized us to inform you that it has therefore rejected your recommendation.

We are also in receipt of your letter, dated January 19, 2016, requesting that the Board direct Hill’s General Counsel to provide you certain information regarding stockholder nominations for annual meetings under Hill’s bylaws.  You should be advised that the Board recently amended and restated Hill’s bylaws, effective January 21, 2016, which included clarification of the nomination process and procedure.  You may obtain a copy of the new amended and restated bylaws, including a marked copy indicating all recent changes, at www.sec.gov.

Thank you for your interest in Hill.

Best regards,

HILL INTERNATIONAL, INC.

/s/ Irvin E. Richter
Irvin E. Richter
Chairman

/s/ Brian W. Clymer
Brian W. Clymer
Lead Independent Director